Exhibit 99.2

November 12, 2026

Smartbird Secures Data Center Capacity to Accelerate Deployment of AI Infrastructure

Multi-year colocation agreement with Expedient secures nearly 4 megawatts of data center capacity to support planned infrastructure deployments in the first half of 2027

PALO ALTO, Calif. – Nov. 12, 2026 – Smartbird, Inc. (NASDAQ: BIRD), the AI infrastructure company, today announced that it has signed a multi-year colocation agreement to secure more than 3.7 megawatts (MW) of IT capacity at a U.S.-based data center owned and operated by Expedient, a data center and cloud service provider delivering intelligent infrastructure for the AI era. The available capacity is intended to support the deployment of dedicated AI infrastructure targeted for the first half of 2027.

Securing this capacity marks another important milestone in Smartbird's progress toward delivering dedicated, fully managed AI infrastructure to enterprise customers. The colocation agreement represents a concrete step toward establishing the physical infrastructure required for customer deployments. The capacity will support opportunities within Smartbird's active customer pipeline as the company continues to develop solutions tailored to enterprise workloads.

This announcement follows Smartbird's recent collaborations with WEKA and Supermicro, reflecting continued progress in assembling the technology stack, and operational capabilities required to support enterprise AI deployments.

As enterprises move AI applications from experimentation into production, access to suitable data center infrastructure has become an increasingly important requirement. Power availability, cooling capabilities, physical space, and deployment timelines can create significant challenges for organizations seeking to operate high-performance AI systems at scale.

Smartbird addresses these challenges by bringing together the infrastructure, technology, and operational capabilities required for each customer.

"We're moving from building the foundation of Smartbird to putting the pieces in place for customer deployments," said Nadia Carlsten, Ph.D., president and CEO of Smartbird. "Access to power and AI-ready data center capacity is one of the most important requirements for delivering infrastructure at scale. Securing capacity through this agreement with Expedient is a tangible step forward in our execution plans, strengthening our ability to serve customers and advancing our progress toward planned 2027 deployments."

The data center facility will support Smartbird's model of delivering dedicated AI infrastructure, providing customers with the performance, control, and security required for their workloads. It is able to accommodate high-density AI computing systems, including liquid-cooled racks, supporting a range of enterprise AI workloads and hardware configurations.

Expedient’s network of data centers provides points of delivery in strategic locations across the U.S. for cloud, colocation, and AI in facilities with 24x7x365 support. Expedient operates data centers in multiple U.S. cities and regions, including Boston, Baltimore, Cleveland, Columbus, Indianapolis, Pittsburgh, Memphis, Phoenix, Denver, Milwaukee, San Jose, Ashburn, and Chicago.

“The next phase of enterprise AI will be won on power, cooling, and the people who keep it running,” said Bryan Smith, CEO of Expedient. “Our role is to provide organizations with a ready place to run AI at scale, backed by U.S.-based engineers 24/7. We’re proud to support Smartbird as it prepares for its planned 2027 deployments.”

About Smartbird

Smartbird, Inc. (NASDAQ: BIRD) is an AI infrastructure company focused on making enterprise AI deployment simpler, more secure, and more cost-effective. Smartbird designs, deploys, and operates dedicated, fully managed AI infrastructure tailored to customers’ workloads and business requirements. With flexible deployment and ownership models, Smartbird enables enterprises, governments, and research organizations to run AI at production scale while maintaining control over their infrastructure, data, and costs. Learn more at www.smartbird.ai.

About Expedient

Expedient is a cloud service provider that guides organizations through every era of technology change. For 25 years, organizations have trusted Expedient to act as an extension of their team, helping them stabilize, optimize, and modernize without the complexity of doing it alone. Expedient unifies cloud, data, and AI into one seamless managed service, so teams can focus on what drives the business forward. Expedient is the first Nutanix Premier Service Provider, a two-time Nutanix Service Provider Partner of the Year, Americas, and one of 14 Broadcom Pinnacle tier VMware Cloud Service Providers in the U.S. Every solution is backed by a 100% SLA with 24/7 access to our U.S.-based engineers. Learn more at expedient.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Smartbird's strategy, anticipated partnerships, expected data center and equipment availability and cluster deployments, anticipated customers, capital resources, and market opportunity. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.  Discussion of these and other factors that could cause our financial results and performance to differ materially from any results or performance anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports we may file with the SEC from time to time. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update them except as required by law.

Media Contacts

Smartbird:

press@smartbird.ai

Expedient:

Rachel Beckler Chief Marketing Officer

rachel.beckler@expedient.com

Investor Relations:

ir@smartbird.ai